Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 29, 2024, with respect to the financial statements of Lincoln Benefit Life Company in the Registration Statement (Form S-1 No. 333-261580) and related Prospectus of the Lincoln Benefit Life Variable Annuity Account dated March 29, 2024.

/s/ Ernst & Young LLP

Chicago, Illinois
March 29, 2024